Exhibit 99.7

Consent to be Named as a Director

In connection with the filing by ClimateRock Holdings Limited (“Pubco”) of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a person to become a member of the board of directors of Pubco, and any successor thereto, as described in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: January 6, 2023

/s/ Svante Sture Kumlin
Name: Svante Sture Kumlin